Exhibit 99.1

CONTACTS: Wm. Stacy Locke, President & CEO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E  /  713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING REPORTS FISCAL 2004
THIRD QUARTER RESULTS
Revenues were up 33 percent
Daily drilling margin increased 97 percent
Loss per share improved to $0.02 from $0.11

FEBRUARY 5, 2003 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three and nine months ended December 31, 2003.

Revenues for the fiscal third quarter of 2004 increased 33 percent to $26.4 million as compared to revenues of $19.8 million in the third quarter of 2003.  EBITDA, defined as earnings before net interest, income taxes and depreciation and amortization {for further information, please review definition and reconciliation table under item “(1)” below}, increased to $4.2 million in the fiscal third quarter of 2004 compared to $1.2 million in the same period last year, an increase of 252 percent.  Net loss in the fiscal third quarter of 2004 was $522,000, or $0.02 loss per share, versus a net loss of $1.7 million, or $0.11 loss per share, during the fiscal third quarter of 2003.

Average rig utilization for the third quarter was 88 percent, up from 76 percent in the same period last year.  The average number of rigs during the fiscal third quarter increased to 27.6 versus an average number of rigs during last year’s quarter of 22.5.  Revenue days were 2,246 compared to 1,579 days for the third quarter of fiscal 2003.  Drilling margin increased 182 percent to $4.8 million for the third fiscal quarter of 2004, or $2,144 per day, versus drilling margin of $1.7 million, or $1,089 per day, in the third quarter of 2003.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “We achieved an 88 percent utilization rate in the third quarter, our highest rate so far this year despite a poor month of December.  We had two rigs, one in East Texas and one in North Texas, down for part of December to perform equipment upgrades.  In addition, margins per revenue day were negatively impaired due to less profitable turnkey margins and weather related delays during December.  Nonetheless, we were still able to hold our margins steady from our fiscal second quarter due to strengthening in market conditions.  Indications from January’s results show that the trend for improving market fundamentals is continuing.”

Revenues for the first nine months of fiscal year 2004 were $74.6 million compared to revenues of $55.3 million for the first nine months of fiscal year 2003.  EBITDA, increased to $10.8 million in the first nine months of fiscal 2004 compared to $5.8 million in the same period last year.  Net loss during the first nine months of fiscal 2004 was $2.2 million, or $0.10 loss per share, versus net loss of $3.2 million, or $0.20 loss per share, during the first nine months of fiscal 2003.

Average rig utilization for the first nine months of fiscal 2004 was 87 percent, up from 78 percent last year in the nine month period.  Revenue days were 6,268 days during the first nine months of fiscal 2004 compared to 4,609 days for the comparable period of fiscal 2003.  Drilling margin was $12.8 million in the nine month period in fiscal 2004, or $2,034 per day versus drilling margin of $7.4 million in the first nine months of fiscal 2003, or $1,599 per day.

Pioneer Drilling’s management team will be holding a conference call on Thursday, February 5, 2003, at 11:00 a.m. eastern time.  To participate in the call, dial (303) 262-2125 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call.  A replay of the call will be available approximately two hours after the call ends and will be accessible until February 12, 2003.  To access the replay, dial (303) 590-3000 and enter the pass code 568538.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s web site at http://www.pioneerdrlg.com.  To listen to the live call on the web, please visit Pioneer Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in north, east and south Texas.  The Company’s fleet consists of 28 land drilling rigs that drill in depth ranges between 8,000-18,000 feet.  Pioneer Drilling has also agreed to acquire a seven rig drilling fleet consisting of mechanical 700 to 1200 horsepower rigs, capable of drilling to depths of 10,000 to 14,000 feet.  The transaction is expected to close in early March 2004, subject to financing satisfactory to the Company, thereby increasing the Company’s fleet size to 35 drilling rigs.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Form 10-Q’s.

(1)                                  EBITDA, a non-GAAP financial measure, represents earnings before net interest, income taxes and depreciation and amortization. Our management believes EBITDA is a useful measure for evaluating our financial condition and results of operations because of its focus on our results from operations before net interest, income taxes, depreciation and amortization.  We use EBITDA to monitor and compare the operating performance of our business from period to period. EBITDA is not a measure of financial performance under generally accepted accounting principles.  However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry.  A reconciliation of EBITDA to net loss is included below.  EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

EBITDA Reconciliation to Net Loss

(Unaudited)

	Three Months Ended		NIne Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02

EBITDA	$4,152,541	$1,178,759	$10,789,485	$5,822,091
Depreciation and amortization	(4,118,811)	(3,006,185)	(11,670,538)	(8,521,830)
Interest income (expense)	(673,138)	(653,678)	(2,030,450)	(1,827,204)
Income tax benefit	117,862	777,009	712,453	1,349,348
Net loss	$(521,546)	$(1,704,095)	$(2,199,050)	$(3,177,595)

- Financial Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Revenues:
Contract drilling	$26,414,362	$19,795,727	$74,508,827	$55,289,179
Other	25,184	12,310	65,056	34,743
Total operating revenues	26,439,546	19,808,037	74,573,883	55,323,922

Costs and Expenses:
Contract drilling	21,599,719	18,076,564	61,757,266	47,918,096
Depreciation	4,118,811	3,006,185	11,670,538	8,521,830
General and administrative	687,286	552,714	2,027,132	1,677,622
Bad debt expense	—	—	—	110,000
Total operating costs	26,405,816	21,635,463	75,454,936	58,227,548

Operating profit (loss)	33,730	(1,827,426)	(881,053)	(2,903,626)

Other income (expense):
Interest expense	(683,496)	(673,194)	(2,117,226)	(1,900,116)
Interest income	10,358	19,516	86,776	72,912
Other	—	—	—	203,887
Total other	(673,138)	(653,678)	(2,030,450)	(1,623,317)

Loss before taxes	(639,408)	(2,481,104)	(2,911,503)	(4,526,943)

Income tax benefit	117,862	777,009	712,453	1,349,348

Net loss	$(521,546)	$(1,704,095)	$(2,199,050)	$(3,177,595)

Loss per share:
Basic	$(0.02)	$(0.11)	$(0.10)	$(0.20)
Diluted	$(0.02)	$(0.11)	$(0.10)	$(0.20)

Weighted average number of shares outstanding:
Basic	22,203,194	16,142,024	21,983,730	16,078,277
Diluted	22,203,194	16,142,024	21,983,730	16,078,277

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02

Average number of rigs	27.6	22.5	26.2	22.1
Utilization rate	88%	76%	87%	78%
Revenue days	2,246	1,579	6,268	4,609
Drilling margin	$4,814,643	$1,719,163	$12,751,561	$7,371,083
EBITDA	$4,152,541	$1,178,759	$10,789,485	$5,822,091
Drilling revenue/day	$11,761	$12,537	$11,887	$11,996
Drilling cost/day	$9,617	$11,448	$9,853	$10,397
Drilling margin/day	$2,144	$1,089	$2,034	$1,599
Capital expenditures:
Normal	$1,639,839	$820,202	$5,888,667	$5,048,778
Rig additions	$5,874,515	$12,379,465	$19,170,016	$23,993,755
	$7,514,354	$13,199,667	$25,058,683	$29,042,533

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	(Unaudited)
	12/31/2003	3/31/2003
Assets
Current assets:
Cash and cash equivalents	$2,829,960	$21,002,913
Receivables, net	11,207,898	4,499,378
Contract drilling in progress	3,678,962	4,429,545
Federal income tax receivable	—	444,900
Current deferred income taxes	132,031	180,991
Prepaid expenses	1,620,711	914,187
Total current assets	19,469,562	31,471,914
Net property, plant and equipment	100,393,471	87,855,903
Other assets	345,958	366,500
Total assets	$120,208,991	$119,694,317

Liabilities and Equity
Current liabilities:
Notes payable	$889,970	$587,177
Current long-term debt	3,609,884	2,811,986
Accounts payable	14,071,461	14,206,586
Prepaid drilling contracts	—	—
Accrued expenses	4,318,319	2,721,856
Total current liabilities	22,889,634	20,327,605
Long-term debt	44,023,163	45,854,542
Deferred taxes	5,614,993	5,839,908
Total liabilities	72,527,790	72,022,055
Total shareholders’ equity	47,681,201	47,672,262
Total liabilities and equity	$120,208,991	$119,694,317